CERTIFICATE OF AMENDMENT
                                       OF
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                             CORONA INVESTMENT TRUST


Deborah Hicks Midanek and Claire H. Davis certify that:

1. They constitute a majority of the Trustees of CORONA INVESTMENT TRUST, a business trust (hereafter called the "Business Trust"), filed under and in accordance with the provisions of the Delaware Business Trust Act (12 Del.
     C. ss.ss.3801 et seq.).

2. They hereby adopt the following amendments to the Agreement and Declaration of Trust:

         ARTICLE I, Section 1 is amended to read as follows:

                  "The Trust shall be known as THE SOLON FUNDS, and the Trustees shall conduct the business of the Trust under that name or any other name as they shall from time to time determine."

         ARTICLE 8, Section 9 shall be inserted and shall read as follows:

                  "USE OF THE IDENTIFYING WORDS "SOLON" AND "THE SOLON FUNDS." The identifying words "Solon" and "The Solon Funds" and all rights to the use of such words belong to Solon Asset Management Corporation, the proposed Subadviser of the Trust's assets. Solon Asset Management Corporation has licensed the Trust to use the identifying words "The Solon Funds" in the Trust's name and to use of the identifying word "Solon" in the name of any series of the Trust. In the event that Solon Asset Management Corporation or an affiliate of Solon Asset Management Corporation is not appointed or ceases to be the Subadviser of the Trust, the non-exclusive license may be revoked by Solon Asset Management Corporation, and the Trust and any series thereof shall respectively cease using the identifying words "The Solon Funds" and "Solon", unless otherwise consented to by Solon Asset Management Corporation or any successor to Solon Asset Management Corporation's interest."


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We further declare under penalty of perjury under the laws of the State of
Delaware that the matters set forth in this certificate are true and correct of our own knowledge.

Date:    December 11, 1993


                                                /s/ Deborah Midanek
                                                --------------------------------
                                                Deborah Hicks Midanek, Trustee


                                                /s/ Claire Davis
                                                --------------------------------
                                                Claire H. Davis, Trustee